Exhibit 99.1

Tessera Completes Acquisition of DTS

Combined Company Adds Industry-Leading Audio Solutions to Its Expanding Technology Portfolio

SAN JOSE, Calif., Dec. 1, 2016 – Tessera Holding Corporation (Nasdaq: TSRA) (the “Company”) today announced it has completed the acquisition of DTS, Inc. (“DTS”). Tessera Technologies, Inc. (“Tessera”) and DTS are now combined under Tessera Holding Corporation and the shares of the combined company will continue to trade on the NASDAQ under Tessera’s ticker symbol TSRA. The Company plans to introduce a new corporate name, stock ticker, brand and logo during the first quarter of 2017.

The Company’s combined portfolio of products and technologies uniquely positions it to deliver smart sight and sound solutions and next-generation 3D semiconductor interconnect solutions for mobile devices, consumer electronics, and automotive markets – while also addressing the growing potential of emerging technologies such as IoT and AR/VR. The Company’s team of world-class engineers will focus on the vision of creating core technologies that power intelligent, immersive and personalized digital experiences.

“The combination of DTS and Tessera ushers in a new era for the company,” said Tom Lacey, CEO of Tessera Holding Corporation. “By uniting DTS’ industry-leading portfolio of premium audio technology solutions with Tessera’s best-in-class portfolio of imaging and semiconductor packaging and interconnect technologies, we will be able to execute on our vision of an integrated platform of smart enabled technologies.”

“DTS has always been a leading innovator in the audio space,” said Jon Kirchner, president of Tessera Holding Corporation. “We are proud to unite with Tessera to innovate a new generation of smart sight and sound solutions that will power the next wave of content delivery and electronic devices. These solutions will help deliver ever more immersive experiences and help transform how we interact with the rapidly growing number of connected devices at home, in the car and on the go.”

For more information on Tessera Holding Corporation, its subsidiaries, and its portfolio of technology solutions, please visit www.tesseraholdingcorporation.com.

About Tessera Holding Corporation

Tessera Holding Corporation is the parent company of Tessera, DTS, FotoNation and Invensas. We are one of the world’s leading product and technology licensing companies. Our technologies and intellectual property are deployed, in areas such as premium audio, computational imaging, computer vision, mobile computing and communications, memory, data storage, 3D semiconductor interconnect and packaging. We invent smart sight and sound technologies that enhance and help to transform human connected experience.

For more information, call +1.408.321.6000 or visit www.tesseraholdingcorporation.com.

Tessera, DTS, FotoNation, FotoNation and their respective logos, are trademarks or registered trademarks of affiliated companies of Tessera Holding Corporation in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Forward-Looking Statements

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the potential benefits of the combined company. Material factors that may cause results to differ from the statements made include the plans or operations relating to the businesses of the Company; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductors and products utilizing FotoNation technologies; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies due to high concentration in the markets for semiconductors and related products and smartphone imaging; the impact of competing technologies on the demand for the Company’s technologies; failure to realize the anticipated benefits of the acquisition of DTS, including as a result of integrating the businesses of Tessera and DTS; uncertainty as to the long-term value of DTS; pricing trends, including the Company’s ability to achieve economies of scale; the expected amount and timing of cost savings and operating synergies; and other developments in the markets that Tessera and DTS operate, as well as management’s response to any of the aforementioned factors. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in Tessera’s and DTS’s recent reports on Form 10-K and Form 10-Q and other documents of the Company, Tessera and DTS on file with the Securities and Exchange Commission (the “SEC”). The Company’s, Tessera’s and DTS’s respective SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statements made or incorporated by reference herein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. Except to the extent required by applicable law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

PR Agency Contact:

Zeno Group

Dan Sorensen, +1 650-801-0944

Dan.sorensen@zenogroup.com

Company Contact:

Tessera Holding Corporation

Adolph Hunter, +1 408-321-6710

PR@tessera.com

Investor Contact:

Tessera Holding Corporation

Geri Weinfeld, +1-818-436-1231

IR@tessera.com